                                                                   EXHIBIT 2.1



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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                    REX DACUS

                                 ASTRO AIR, INC.

                              ASTRO AIR COILS, INC.

                                       and

                              SNOWMAX, INCORPORATED





                             DATED: October 26, 2001












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                                TABLE OF CONTENTS

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                                                                                                     Page
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ARTICLE 1  SALE AND PURCHASE OF ASSETS; PURCHASE PRICE.................................................1

   1.1.    Purchase and Sale of Assets.................................................................1
   1.2.    Purchase Price..............................................................................3
   1.3.    Liabilities.................................................................................3
   1.4.    Purchase Price Adjustment...................................................................4
   1.5.    Allocation of Purchase Price................................................................5

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF SELLERS...................................................5

   2.1.    Organization, Power, Standing and Qualification.............................................5
   2.2.    Power and Authority.........................................................................6
   2.3.    Validity of Contemplated Transactions.......................................................6
   2.4.    Government and Third-Party Approvals........................................................6
   2.5.    Title to Purchased Assets and Related Matters...............................................6
   2.6.    Other Representations Regarding Purchased Assets............................................7
   2.7.    Financial Statements........................................................................7
   2.8.    Absence of Undisclosed Liabilities..........................................................8
   2.9.    Certain Tax Matters.........................................................................8
   2.10.   Litigation; Compliance with Laws............................................................8
   2.11.   Overtime, Back Wage, Vacation, Discrimination, and Occupational Safety Claims...............8
   2.12.   Insurance...................................................................................9
   2.13.   Contracts...................................................................................9
   2.14.   Other Transactions.........................................................................10
   2.15.   Product Liability Claims...................................................................11
   2.16.   No Changes.................................................................................11
   2.17.   Copies of Articles and Bylaws..............................................................11
   2.18.   Hazardous Substances.......................................................................11
   2.19.   Transactions With Affiliates...............................................................12
   2.20.   Veracity of Statements.....................................................................12

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF DACUS AND BUYER..........................................12

   3.1.    Power and Authority........................................................................12
   3.2.    Conflict With Authority, Bylaws, Etc.......................................................13

ARTICLE 4  ACTIVITIES PRIOR TO CLOSING BY SELLERS.....................................................13

   4.1.    Operation of Business......................................................................13
   4.2.    Access to Information......................................................................14
   4.3.    Best Efforts...............................................................................14
   4.4.    Consents to Assignment.....................................................................14
   4.5.    Benefit Plans..............................................................................14
   4.6.    Notice of Change...........................................................................15
   4.7.    No Discussions.............................................................................15
   4.8.    Publicity..................................................................................15
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
ARTICLE 5  ACTIVITIES PRIOR TO CLOSING BY BUYER.......................................................15

   5.1.    Best Efforts...............................................................................15
   5.2.    Access to Information......................................................................16
   5.3.    Confidentiality............................................................................16
   5.4.    Employees..................................................................................16
   5.5.    Transfer of Licenses.......................................................................16

ARTICLE 6  CONDITIONS PRECEDENT TO CLOSING............................................................16

   6.1.    Conditions to Obligation of Buyer to Close.................................................16
   6.2.    Conditions to Obligation of Sellers to Close...............................................18

ARTICLE 7  INDEMNIFICATION............................................................................19

   7.1.    By Sellers.................................................................................19
   7.2.    By Buyer...................................................................................19
   7.3.    Procedures.................................................................................19
   7.4.    Limitations on Indemnity...................................................................20

ARTICLE 8  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................................................20


ARTICLE 9  THE CLOSING................................................................................20

   9.1.    Time and Place.............................................................................20
   9.2.    Conduct at Closing.........................................................................20

ARTICLE 10 CONDUCT OF SELLER AND BUYER AFTER CLOSING..................................................22

   10.1.   Post-Closing Conduct Generally.............................................................22

ARTICLE 11 BROKERAGE; EXPENSES........................................................................22


ARTICLE 12 TAXES......................................................................................22


ARTICLE 13 TERMINATION................................................................................23

   13.1.   Events of Termination......................................................................23
   13.2.   Consequences of Termination................................................................23
   13.3.   Expenses if No Closing.....................................................................23

ARTICLE 14 MISCELLANEOUS..............................................................................23

   14.1.   Entire Agreement; Amendments...............................................................23
   14.2.   Headings...................................................................................23
   14.3.   Gender; Number.............................................................................24
   14.4.   Exhibits and Schedules.....................................................................24
   14.5.   Severability...............................................................................24
   14.6.   Notices....................................................................................24
   14.7.   Waiver.....................................................................................25
   14.8.   Assignment.................................................................................25
   14.9.   Successors and Assigns.....................................................................25
   14.10.  Governing Law..............................................................................25
   14.11.  No Benefit to Others.......................................................................25
   14.12.  Counterparts...............................................................................25

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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made this 26th day of October, 2001, by and among ASTRO AIR, INC., a Texas corporation ("Buyer"), REX DACUS, an individual residing in the State of Texas ("Dacus"), ASTRO AIR COILS, INC., a Delaware corporation ("Astro Air Coils"), and SNOWMAX, INCORPORATED, a Pennsylvania corporation ("Snowmax" and, together with Astro Air Coils, "Sellers").

                                   BACKGROUND

         Sellers are engaged in the business of manufacturing evaporator, condenser, and heater coils (the "Business").

         Previously, Buyer owned an entity known as Astro Air, Inc., through which Buyer was engaged in the Business. Pursuant to that certain Asset Purchase Agreement among Owosso Corporation, Astro Air Acquisition Corp., Astro Air, Inc., Dacus and Buyer, dated April 2, 1998, Buyer sold all of the assets owned or used by it in connection with the Business to Astro Air Acquisition Corp., an affiliated entity of the Sellers (the "Prior Transaction"). Following the Prior Transaction, Buyer managed the Business during certain relevant times and has managed the Business continuously during the last year. Buyer currently manages the operation's of each of Astro Air Coils and Snowmax. Dacus is the sole shareholder of Buyer.

         Buyer now desires to purchase, and each Seller desires to sell, substantially all of the assets and the liabilities of such Seller used in carrying out the Business, all upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, and intending to be legally bound, Buyer, Dacus and Sellers agree as follows:

                                   ARTICLE 1

                   SALE AND PURCHASE OF ASSETS; PURCHASE PRICE

         1.1. Purchase and Sale of Assets.

              1.1.1. Purchased Assets. Subject to the terms and conditions contained in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 9.1 below), each Seller shall sell, assign, transfer, and deliver to Buyer and Buyer shall purchase from such Seller, free and clear of all security interests, liens, claims, and encumbrances (except those which the Buyer has expressly agreed to assume herein) all of the assets that are owned by or used in the Business as they shall exist at the Closing Date (collectively "Purchased Assets") and excluding only the Retained Assets as defined in Section
1.1.2. Without limiting the generality of the foregoing, the "Purchased Assets" shall include the following:
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                     (a) Tangible Personal Property. All of each Seller's
furniture, fixtures, machinery, equipment, tools, replacement parts and other tangible personal property, wherever located (the "Purchased Tangible Personal Property");

                     (b) Inventory. All of each Seller's inventory (including, without limitation, all raw materials, work in progress and items in transit), wherever located (the "Purchased Inventory");

                     (c) Accounts Receivable. All of each Seller's accounts receivable and notes receivable created or arising in respect of the sale of products or other assets of Seller (the "Accounts Receivable");

                     (d) Other Receivables. All of each Seller's other receivables and entitlements to payment, except those items listed on Schedule 1.1.1(d) (the "Other Receivables" and, together with the Accounts Receivable, the "Receivables").

                     (e) Existing Contracts. All of each Seller's existing contracts which relate to the Purchased Assets or the Business (the "Existing Contracts");

                     (f) Leases. Certain of each Seller's lease agreements, including any and all rights thereunder including, security deposits (the "Purchased Leases");

                     (g) Name. The respective corporate names of each of "Astro Air Coils," "Astro Air" and "Snowmax"; and

                     (h) Intangible Assets. All of each Seller's right, title, and interest in and to such Seller's industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark registrations, trademark registration applications, trade names, service marks, copyrights, computer programs, trade secrets, product related artwork, designs, shop drawings, models, production procedures, technology and proprietary processes, and formulae, all franchise, permits, and licenses (to the extent such are assignable), telephone numbers, supplier and referral lists, advertising materials and data, blueprints, methods and other similar know-how or rights or intangible assets used in the operation of the Business, together with copies of all books, exclusive of corporate records, minute books, and stock transfer ledgers, records, computer software, files, papers, and other data of such Seller relating to the operation of the Business (the "Purchased Intangible Assets").

              1.1.2. Retained Assets. The term "Retained Assets" shall mean the following assets, which shall be retained by each Seller and not sold to Buyer, anything herein to the contrary notwithstanding:

                     (a) Corporate Records. Each Seller's corporate seal, minute books, stock books and other records relating exclusively to the corporate organization of such Seller and all tax returns and tax records;

                     (b) Cash. All of each Seller's cash and cash equivalents, wherever located, including but not limited to bank and mutual fund accounts and securities;

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                     (c) Snowmax Real Estate. The property located at FM 1252,
West Kilgore, TX 75662 (the "Snowmax Facility");

                     (d) Inter-Company Receivables and Payables. The Sellers' receivables and entitlements to payment, and payables and obligations, which are set forth on Schedule 1.1.2(d); and

                     (e) Other Receivables. Those items listed on Schedule 1.1.1(d).

         1.2. Purchase Price. The purchase price (the "Purchase Price") to be paid by Buyer to Sellers at the Closing for the Purchased Assets shall be Six Million Two Hundred and Fifty Thousand Dollars ($6,250,000), subject to adjustment as provided in Section 1.4 hereof, plus the assumption by Buyer of the Assumed Liabilities (as defined in Section 1.3 hereof), payable as follows:

              1.2.1. In the event that, at the time of the Closing, Buyer shall have received a written commitment from a commercial banking institution in an amount not less than Four Million Dollars ($4,000,000), in the aggregate, to finance the Purchase Price for the Purchased Assets pursuant to the terms hereof (a "Financing Commitment"), and the closing of such Financing Commitment ("Acquisition Financing Closing") has occurred, then by (i) wire transfer at Closing to the central concentration account of Owosso Corporation, of available funds in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000) and (ii) delivery of a promissory note (the "$750K Note") in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), which shall be subject to adjustment as provided in Section 1.4 hereof and substantially in the form as attached hereto as Exhibit 1.2.1.

              1.2.2. In the event that, at the time of the Closing, the Acquisition Financing Closing has not occurred, then by (i) wire transfer at Closing to the central concentration account of Owosso Corporation, of immediately available funds in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), (ii) delivery of the $750K Note, which shall be subject to adjustment as provided in Section 1.4 hereof and substantially in the form as attached hereto as Exhibit 1.2.1, and (iii) delivery of a financing note (the "Financing Note," and together with the $750K Note, the "Promissory Notes") in the principal amount of Four Million Dollars ($4,000,000), and a stock pledge agreement (the "Stock Pledge Agreement") with respect thereto, each of which shall be substantially in the form as attached hereto as Exhibit 1.2.2.

         1.3. Liabilities. At the Closing, Buyer shall assume (i) all of each Seller's liabilities identified on the Financial Statement (as defined in Section 2.7), except for that liability in respect of the mortgage on the Snowmax Facility, (ii) all Employee Liabilities, as defined hereinafter, and
(iii) all other liabilities of each Seller arising between the Financial Statement Date and the Closing Date in the ordinary course of each Seller's business excluding state and federal income taxes, less all each Seller's liabilities paid and discharged between the Financial Statement Date and the Closing Date in the ordinary course of each Sellers' business (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer shall not assume any liabilities of Sellers, contingent or otherwise, known or unknown, arising from or related to the operation or activities of Sellers, their shareholders, directors, officers, agents or otherwise (the "Retained Liabilities").

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         For purposes hereof, "Employee Liabilities" shall include all liabilities owed or owing to each Seller's employees, including but not limited to all claims for liabilities for wages, employee benefits and related taxes, severance pay and related obligations, and workers' compensation benefits including related indemnity and medical expenses since July 1, 2000, such date being the effective date of that certain workers' compensation policy of Owosso Corporation, Sellers' parent, written by the Travelers Insurance Company, it being further understood that with respect to any workers' compensation claims covered by such policy, Seller shall not settle, compromise or otherwise come to any agreement with respect to such claims without the prior consent of the Buyer.

         1.4. Purchase Price Adjustment. The Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Sellers' Closing Date Net Working Capital (as defined below) is less than or greater than $7,150,063.

              1.4.1. Within 30 days after the Closing (as defined in Section 9.1), the Buyer shall deliver to Sellers a statement as of the Closing Date (the "Closing Date Statement"), which shall include Sellers' Closing Date Net Working Capital, and a determination of the amount by which the Purchase Price shall be adjusted (the "Purchase Price Adjustment"). If Sellers fail to object to the amounts set forth on the Closing Date Statement within 10 business days of their receipt of the Closing Date Statement, it shall be conclusively presumed that Sellers accept and agree with each item set forth on the Closing Date Statement.

              1.4.2. If Sellers object to the amounts set forth on the Closing Date Statement, or the Purchase Price Adjustment, they shall, within 10 business days of receipt, notify the Buyer in writing. Such notice shall contain a detailed statement of the objection to the Closing Date Statement and the estimation of the Purchase Price Adjustment. If the parties cannot resolve a dispute regarding the Closing Date Statement or the Purchase Price Adjustment within five business days of the receipt by Buyer of Sellers' objection, the matter shall be submitted to a certified public accounting firm of national prominence (the "Designated Accountant") acceptable to Buyer and Sellers. The sole role of the Designated Accountant shall be to make a determination as to the Closing Date Statement and the amount of the Purchase Price Adjustment, if any. The Designated Accountant shall review such books and records as it deems appropriate and each party shall cooperate with the Designated Accountant. The terms of the Designated Accountant's engagement shall provide that it render its written report within 30 days of its engagement. The fees and expenses of the Designated Accountant shall be paid by the party whose determination of the Purchase Price Adjustment diverges furthest from the Purchase Price Adjustment arrived at by the Designated Accountant.

              1.4.3. At such time as the Purchase Price Adjustment is established, whether pursuant to Section 1.4.1 or Section 1.4.2, the Principal Amount (as defined therein) of the $750K Note shall be increased on a dollar-for-dollar basis if the Purchase Price is increased or shall be decreased on a dollar-for-dollar basis if the Purchase Price is decreased, in each case in an amount equal to the Purchase Price Adjustment; provided, however, that if the Purchase Price is decreased such that the Purchase Price Adjustment is greater than the Principal Amount, Seller shall pay to Buyer in cash an amount equal to the difference between the $750,000 and the Purchase Price Adjustment within three (3) business days.

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              1.4.4. The term "Sellers' Closing Date Net Working Capital" shall mean Net Inventory Prior to FYE Standards Roll, plus Net Receivables, less Payables, as of the Closing Date. For purposes of this Agreement, the term "Net Inventory Prior to FYE Standards Roll" shall mean the book inventory of the Sellers, without giving effect to any adjustment for variance in actual inventory as set forth below, less reserves for obsolescence, valued consistently with the methodology used to determine Sellers' Net Working Capital as of August 26, 2001, the amount and methodology for which is set forth on
Schedule 1.4. For purposes of this Agreement, the term "Net Receivables" shall mean the book receivables of the Sellers, less allowance for uncollectible debts, valued consistently with the methodology used to determine Sellers' Net Working Capital as of August 26, 2001, the amount and methodology for which is set forth on Schedule 1.4. For purposes of this Agreement, the term "Payables" shall mean the book payables of the Sellers, valued consistently with the methodology used to determine Sellers' Net Working Capital as of August 26, 2001, the amount and methodology for which is set forth on Schedule 1.4. In addition to and independent of the inventory valuation analysis performed in connection with the calculation of the Net Inventory Prior to FYE Standards Roll as set forth above, Buyer and Sellers shall conduct a physical inspection of the Sellers' inventory as soon as practicable following the Closing Date, and the variance, if any, between the book inventory of the Sellers utilized for such calculation, and the actual inventory on hand at Sellers' facilities, shall be calculated (the "Actual Inventory Variance"). In the event of an Actual Inventory Variance, the amount of Sellers' Closing Date Net Working Capital for purposes of the Purchase Price Adjustment shall be increased or decreased, as the case may be, in the amount of one-half of such Actual Inventory Variance.

         1.5. Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets in the manner specifically set forth in or determined pursuant to Schedule 1.5, as negotiated by the parties. Sellers and Buyer further agree that each shall prepare and file their federal and any state or local income tax returns and shall prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, and that any such returns, notices, or filings shall be prepared based upon such allocation of the Purchase Price.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller, jointly and severally (except where otherwise indicated), represents and warrants and, where applicable, covenants as follows:

         2.1. Organization, Power, Standing and Qualification. Astro Air Coils is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Snowmax is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, and has full corporate power and authority to

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carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Each Seller is duly qualified to do business and is in good standing in all jurisdictions where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets, such jurisdictions being listed on
Schedule 2.1 hereto.

         2.2. Power and Authority. Each Seller has the power and authority to execute, deliver and perform this Agreement and the other documents, instruments and agreements contemplated herein (the "Collateral Documents") to which each Seller (as the case may be) is a party. Each of this Agreement and the Collateral Documents is a valid and binding obligation of each Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

         2.3. Validity of Contemplated Transactions. To the Knowledge of Sellers, except with respect to those consents required to be obtained in connection with the following and set forth in Schedule 2.3 hereto, the execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not contravene any provision of the respective Articles of Incorporation or Bylaws of the Sellers; nor violate, be in conflict with, or constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the validity or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or asset of Sellers to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement, to which a Seller is a party or by which Sellers or any of their assets are bound; or violate any provision of law, rule, regulation, order, permit, or license to which Sellers are subject.

         2.4. Government and Third-Party Approvals. Except for those approvals set forth on Schedule 2.4 hereto, to the Knowledge of Sellers no consent by, approval or authorization of or filing, registration or qualification ("Consent") with any federal, state or local authority, or any corporation, person or other entity (including any party to any contract or agreement with a Seller) is required (i) for the execution, delivery or performance of this Agreement by Sellers, (ii) in connection with each Seller's consummation of the transactions contemplated hereby, or (iii) in order to vest in Buyer good and marketable title in and to all of the Purchased Assets upon the Closing.

         2.5. Title to Purchased Assets and Related Matters. Except as disclosed on Schedule 2.5 hereto, each Seller has good, valid and marketable title to all of the Purchased Assets being conveyed by it, and all such Purchased Assets are held free and clear of mortgages, liens, pledges, claims, charges, security interests, or other encumbrances or limitations of any nature whatsoever, except
(a) liens for current taxes not delinquent or being contested in good faith by appropriate proceedings (which, in the latter case, are disclosed on Schedule
2.5 hereto), and (b) mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due (collectively "Permitted Liens").

         2.6. Other Representations Regarding Purchased Assets.

              2.6.1. Existing Contracts. Schedule 2.6.1 contains a true, correct, and complete list of each of the Existing Contracts to be assumed by the Buyer, together with any and all amendments thereto.

              2.6.2. Leases. Schedule 2.6.2 contains a true, correct, and complete list of each of the Purchased Leases to be assigned to Buyer on the Closing Date, together with any and all amendments thereto. Except as previously disclosed to Buyer in writing, there are no verbal understandings that are not evidenced in writing in the Purchased Leases. Sellers have not received any notice of noncompliance with any applicable federal, state, local or other law, rule, regulation, or procedure relating to the Purchased Leases. The information relating to the Purchased Leases attached hereto as Schedule 2.6.2 setting forth the name of the lessor, the rent, and other charges payable thereunder, including escalation or percentage rent, advertising requirements, and other lease required expenses and the expiration date thereof including any and all renewal options is true and correct in all material respects taken as a whole.

              2.6.3. Intangible Assets. The Purchased Intangible Assets constitute all of each Seller's intangible assets related to operation of the Business. No claim is pending or threatened to the effect that (i) the present or past operations of the Business infringe upon or conflict with the asserted rights of any other person in respect of any intangible asset or (ii) any intangible asset is invalid or unenforceable. No contract, agreement or understanding with any party exists that would impede or prevent the assignment to Buyer of the entire right, title, and interest of each Seller in and to the Purchased Intangible Assets. None of the patents, trademarks, trade names, service marks, copyrights, computer programs, trade secrets or proprietary processes, and formulae included within the Purchased Intangible Assets infringes on the rights of third parties.

         2.7. Financial Statements. The Sellers have delivered to Buyer the following financial statement: a balance sheet (the "Financial Statement")as of August 26, 2001 (the "Financial Statement Date"). The Financial Statement represents the internal balance sheet of Sellers which was utilized by Owosso Corporation, Sellers' parent, in preparation of its financial statements for such period ended August 26, 2001. The Financial Statement, which is attached hereto on Schedule 2.7, is true and correct in all material respects, are in accordance with the applicable books and records of each Seller and, to the Knowledge of Sellers, as defined hereinafter, has been prepared in conformity with generally accepted accounting principles, consistently applied during the related periods, and presents fairly the financial condition of each Seller and the results of their respective operations for the period ended on such date.

         Insofar as it applies to any of the parties hereto, to the extent such party is an individual, the term "Knowledge" shall mean the actual knowledge of such party and such information as any of such individual would have in the event such individual exercised due and diligent inquiry into said matter and, in the event such party is a corporation, the term "Knowledge" shall mean: (i) to the extent such party is a Seller, the actual knowledge of George B. Lemmon, Jr., Kirk E. Moore, Rex Dacus, and Richard Neal, and (A) as to George B. Lemmon, Jr., and Kirk E. Moore, such information as either of such individuals would have upon reasonable inquiry of Rex Dacus or Richard Neal, and (B) as to Rex

Dacus, and Richard Neal, such information as either of such individuals would have in the event such individual exercised due and diligent inquiry into said matter; and (ii) to the extent such party is the Buyer, the actual knowledge of Rex Dacus, and Richard Neal, and such information as either of such individuals would have in the event such individual exercised due and diligent inquiry into said matter.

         2.8. Absence of Undisclosed Liabilities. To the Knowledge of Sellers, Sellers have no material liabilities or obligations except for (i) those reflected or reserved against (which reserves are adequate) in the Financial Statements, (ii) those incurred, consistent with past business practices, reasonably and in the ordinary course of its business, since Financial Statement Date and (iii) those which are specifically disclosed in this Agreement or in
Schedule 2.8 hereto. To the Knowledge of Sellers, there is no basis for the assertion against Seller as of the Financial Statement Date of any material liability not reflected or reserved against in Seller's balance sheets as of such date or as disclosed by this Agreement.

         2.9. Certain Tax Matters. For any period ending on or before the Closing (as defined in Section 9.1), each Seller has duly and timely filed or will file all federal, state, and local tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by it or on its behalf and all such Returns are or will be true, correct and complete, true, correct and complete copies of which Returns have been delivered to Buyer prior to the date hereof. Each Seller has paid in full all Taxes (as defined hereafter) and any penalties with respect to the Returns and any penalties entered with respect thereto, due and payable for any period ending on or before the Financial Statement Date. Except as set forth in
Schedule 2.9, no deficiencies for any Taxes have been asserted in writing or assessed against a Seller which remain unpaid and which individually or in the aggregate are material to the financial condition of such Seller or which constitute or which with the passage of time may constitute a lien or charge against the Purchased Assets.

         As used herein, the term "Taxes" shall include all federal, state, and local taxes, including income, excise, withholding, property, franchise, gross receipt and other taxes.

         2.10. Litigation; Compliance with Laws. Except as set forth in Schedule
2.10 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental or other investigation pending or, to the Knowledge of Sellers, threatened against or affecting a Seller, whether or not covered by insurance; nor does there exist any failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to such Seller, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against a Seller which might have a material adverse effect on the financial condition, business, results of operations, or the Purchased Assets. Each Seller has obtained all permits, licenses, zoning variances approvals, and other authorization necessary for the complete operation of its business as presently operated. There have been no illegal kickbacks, bribes or political contributions made by the Sellers.

         2.11. Overtime, Back Wage, Vacation, Discrimination, and Occupational Safety Claims. Except as disclosed on the attached Schedule 2.11, there are no outstanding claims against Sellers (whether under federal or state law, under any employment agreement, or otherwise) asserted by any present or former employee of Sellers on account of or for (i) overtime pay, other than overtime pay for work done during the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party has asserted or threatened to assert any claims against a Seller under or arising out of any statute, ordinance or regulation relating to discrimination or occupational safety in employment or employment practices (including, without limitation, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

         2.12. Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets owned or leased by each Seller is, and between the date hereof and the Closing Date (as defined in Section 9.1) will be, insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule 2.12 attached hereto and such policies are, and between the date hereof and the Closing Date will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. Schedule 2.12 attached hereto is a true and correct schedule of all policies of fire, liability, and other forms of insurance, pursuant to which each Seller or any of its assets are insured (whether or not held by such Seller) or with respect to which each Seller directly or indirectly pays all or part of the premium.

         2.13. Contracts. Except as listed and described on Schedule 2.13, no Seller is a party to any written or oral:

               2.13.1. Agreement or commitment with any present or former shareholder, director, officer, employee, or consultant or for the employment of any person, including any consultant;

               2.13.2. Agreement, commitment, or arrangement with any labor union or other representative of employees;

               2.13.3. Agreement or commitment to sell or supply products or to perform services which obligates such Seller to sell products or perform services on terms not limited as to quantity but limited as to price which is not cancelable on thirty (30) days notice or less without penalty;

               2.13.4. Representative, distribution, or sales agency agreement, contract or commitment;

               2.13.5. Note, debenture, mortgage, pledge, charge, security agreement, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for borrowing or lending of money (including, without limitation, loans to or from officers, directors or any member of their immediate families), agreement or arrangements for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

               2.13.6. Agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person;

               2.13.7. License, franchise, distributorship or other similar agreement, including those which relate in whole or in part to any patent, trademark, trade name, service mark, or copyright or to any ideas, technical assistance or other know-how of or used by such Seller;

               2.13.8. Profit sharing, stock purchase, stock option, pension, retirement, long-term disability, hospitalization, insurance, or similar material plans providing employee benefits;

               2.13.9. Other agreement requiring payments or other consideration by or from Seller in excess of Ten Thousand Dollars ($10,000.00) during the remainder of its term; or

               2.13.10. Other material agreement, contract, or commitment not made in the ordinary course of business.

         (All of the foregoing agreements, contracts, commitments, leases, and other instruments, documents and undertakings being called the "Contracts").

         Except as disclosed on Schedule 2.13, to the Knowledge of Sellers (i) each of the Contracts is valid and enforceable in accordance with its terms,
(ii) the parties thereto are in compliance with the provisions thereof, (iii) no party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder and (v) each Seller's rights under the Contracts are transferable by such Seller to Buyer without restriction except for the Consents. None of the Contracts contains any provisions which would cause Buyer to be liable to the other party thereto for any amount (or any increased price for goods or services being provided by the other party thereto) in the event Buyer either does not assume such Contract from such Seller or does assume such Contract from such Seller and thereafter terminates such Contract, or, in the case of a supply contract with a vendor, reduces purchases from such vendor in comparison with past purchases by such Seller. To the Knowledge of Sellers, none of the terms or provisions of any of the Contracts materially adversely affects the prospects, conditions, affairs, or operations of Sellers or the Business, including restrictions on each Seller's ability to compete.

         2.14. Other Transactions. Except as disclosed on Schedule 2.14 hereto, no Seller has, since the Financial Statement Date, (a) operated its business except in the ordinary course of business, (b) incurred any debts, liabilities or obligations except in the ordinary course of business, (c) discharged or satisfied any liens or encumbrances, or paid any debts, liabilities or obligations, except in the ordinary course of business, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business, (e) sold or transferred any of its tangible assets, or canceled any debts or claims, except, in each case, in the ordinary course of business, or (f) suffered any extraordinary losses or waived any rights of substantial value.

         2.15. Product Liability Claims. Each Seller has delivered to Buyer a narrative of incidents, events and claims under all policies of product liability insurance relating to the Business. Each Seller is an insured under all policies of insurance relating to product liability listed on Schedule 2.15 for and against covered claims for product liability based on events occurring prior to the Closing Date (as defined in Section 9.1), which insurance coverage will continue in effect after the Closing Date. The above-described coverage is adequate considering such Seller's claims history and the industry taken as a whole.

         2.16. No Changes. Since the Financial Statement Date, and except as disclosed to Buyer in writing as soon as any such events have occurred, there has not been:

               2.16.1. Any materially adverse change in the financial or other condition, assets, liabilities or business of Sellers, except changes described in Schedule 2.16 hereto, none of which individually or in the aggregate has been materially adverse to the Business;

               2.16.2. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business, prospects or any property of Sellers;

               2.16.3. Any strike, lockout, labor trouble or any event or condition of similar character adversely affecting the business or prospects of Sellers;

               2.16.4. Any declaration, setting aside or payment of any dividend or other distribution in respect of a Seller's shares of stock, or any direct or indirect redemption, purchase or other acquisition of any such shares; or

               2.16.5. Any increase in the compensation payable or to become payable by Sellers to any of their officers, employees or agents, or any known payment or arrangement made to or with any thereof, other than salary reviews and increases taking effect after the Financial Statement Date, all of which were consistent with Sellers' past practices, except as disclosed to Buyer in writing as soon as any such events have occurred.

         2.17. Copies of Articles and Bylaws. Each Seller's Articles of Incorporation (certified by the Secretary of State of the jurisdiction of incorporation) and Bylaws (certified by the Secretary of Seller) to which Buyer has been provided copies, are correct and remain in effect as at the date of this Agreement. Except as set forth in Schedule 2.17, there are no other material books and records of Seller to which Buyer has not been provided access.

         2.18. Hazardous Substances. Except as listed on Schedule 2.18 to the Knowledge of Sellers: (i) Sellers' assets have not been used for the manufacture, storage, transportation, deposit, disposal, treatment, handling, production, processing or recycling of toxic, dangerous or hazardous substances nor is there any tank or facility for the storage of hazardous substances located on or in Sellers' assets; (ii) there are no asbestos materials on or in Sellers' assets creating, or likely to create, a hazardous condition; (iii) there is not now nor has there been any activity on or in Sellers' assets which would subject Sellers or the Buyer to liens, damages, penalties, injunctive relief or cleanup costs under any federal, state or local law, or under any civil action respecting hazardous substances; (iv) each Seller has complied with each, and is not in violation of any, federal, state or local law, statute, regulation, permit provision or ordinance, relating to the generation, handling, storage, transportation, treatment or disposal of chemicals, substances (the "Environmental Laws"); and (v) each Seller has obtained and complied with all necessary permits and other approvals, including interim status under the Reserve Conservation and Recovery Act, as amended ("RCRA"), necessary to store, treat, dispose of and otherwise handle hazardous wastes and hazardous substances. To the Knowledge of Sellers, no portion of Sellers' assets constitutes any of the following "environmentally sensitive areas": (1) a wetland or other "water of the United States" for purposes of Section 404 of the Federal Clean Water Act, 33 U.S.C. ss.1344, or any similar area regulated under any state law; (2) a 100-year floodplain; or (3) a portion of the coastal zone for purposes of the federal Coastal Zone Management Act, 16 U.S.C. ss.ss.1451-1464. To the Knowledge of Sellers, the assets of Sellers are free from the presence of unacceptable levels of radon gas or the presence of the radioactive decay products of radon. A "hazardous substance" shall mean that term as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601, et seq., as amended, and dangerous, regulated toxic or hazardous substances, petroleum products, or similar terms under any other applicable state, federal or local law and any regulations thereunder.

         2.19. Transactions With Affiliates. Except as set forth in Schedule 2.19, no employee or affiliate of Sellers, nor any officer or director of the company or any affiliate thereof, (i) owns or has a material interest in any asset used by such Seller in the operation of the Business, (ii) has any direct or indirect interest of any nature whatsoever in any person which markets or provides the same type of services as those which Buyer will provide by purchasing the Business, (iii) provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business.

         2.20. Veracity of Statements. No representation or warranty by Sellers contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact to the Knowledge of Sellers.

                                   ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF DACUS AND BUYER

         Dacus and Buyer hereby represent and warrant jointly and severally (except where otherwise indicated), and, where applicable, covenant as follows:

         3.1. Power and Authority. Dacus and Buyer each have full power and authority to enter into this Agreement and the Collateral Documents to which Dacus or Buyer (as the case may be) is a party and to perform all covenants and undertakings herein and therein set forth; the execution and delivery of this Agreement and the Collateral Documents to which Dacus or Buyer (as the case may be) is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Dacus and Buyer; and each of this Agreement and the Collateral Documents to which Dacus or Buyer (as the case may be) is a party is a valid and binding obligation of such party, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

         3.2. Conflict With Authority, Bylaws, Etc. Neither the execution and delivery of this Agreement and the Collateral Documents to which Dacus or Buyer (as the case may be) is a party, nor the consummation of the transactions contemplated hereby and thereby in the manner herein provided will violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any lease, license, permit, authorization, or approval applicable to Dacus or Buyer (as the case may be) or violate any provision of law, rule, regulation, order, or permit to which Dacus or Buyer is subject.

                                   ARTICLE 4

                     ACTIVITIES PRIOR TO CLOSING BY SELLERS

         4.1. Operation of Business. Prior to the Closing Date (as defined in
Section 9.1), each Seller shall conduct its business only in the ordinary course and in connection therewith and, to the extent consistent therewith, shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates. Between the date of this Agreement and the Closing, except as agreed by prior written consent of Buyer:

              4.1.1. Each Seller shall conduct its business, operations, activities, and practices in the usual and ordinary course, consistent with past practices;

              4.1.2. No Seller shall take or suffer or permit any action which would render untrue any of the representations or warranties of such Seller herein contained, and shall not omit to take any action the omission of which would render untrue any such representation or warranty;

              4.1.3. Each Seller shall preserve its business organization intact; keep available to itself and to Buyer the present services of its employees (other than employees who are terminated or who resign in the ordinary course of business); preserve for itself and Buyer the goodwill of each Seller's suppliers and customers and others with whom business relationships exist; maintain its tangible property in substantially the same condition as it now exists, ordinary wear and tear excepted; maintain the insurance policies identified on Schedule 2.12 in full force and effect; and maintain in full force and effect all agreements, licenses, permits, authorizations and approvals necessary for the operation of the Business; and refrain from hiring or newly employing any additional technical or sales personnel;

              4.1.4. No Seller shall grant or otherwise make, or agree to grant or otherwise make, any increase in the compensation payable or to become payable by it to any of its employees except in the ordinary course of business, consistent with past practices;

              4.1.5. No Seller shall declare or make any dividend or other payment or distribution, directly or indirectly, on or with respect to its capital stock or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

              4.1.6. No Seller shall sell or dispose of (otherwise than in the ordinary course of business) any of its assets (other than obsolete assets or assets to be replaced concurrently with such disposition);

              4.1.7. No Seller shall merge or consolidate with any other corporation or entity; acquire or agree to acquire any corporation, association, partnership, joint venture, or other entity; or enter into any agreement not in the ordinary course of business; and

              4.1.8. No Seller shall cancel, waive, or modify any claims or rights owned by, or running in favor of, such Seller, which claims or rights will be transferred to Buyer.

         4.2. Access to Information. Prior to Closing (as defined in Section 9.1), each Seller shall cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives, during normal business hours, full access to the books, records, and Purchased Assets and full opportunity to discuss each Seller's business, affairs, assets, industrial processes, and trade secrets with its officers, employees, customers, suppliers and independent accountants, and furnish to Buyer and its representatives copies of such documents, records, and information with respect to the affairs of each Seller as Buyer or its representatives may reasonably request. In addition to the foregoing right of access and information, Buyer may designate on-site observers of the business and operations of each Seller, which observers shall be permitted such access to each Seller's business and operations as Buyer may reasonably request and shall be fully informed by it concerning all of its assets, operation, and business affairs.

         4.3. Best Efforts. Subject to the other provisions of this Agreement, each Seller shall use its best efforts to cause the conditions listed in Section
6.1 hereof to be satisfied on the Closing Date (as defined in Section 9.1).

         4.4. Consents to Assignment. Prior to the Closing Date, each Seller shall obtain all Consents required for the effective and valid assignment of the Purchased Leases and Existing Contracts to permit them to be assumed by such Seller and assigned to Buyer hereunder. On or before the Closing Date, each Seller shall have paid or made provision for the payment of all amounts owed by such Seller as of the Closing Date under the terms of such leases and contracts and otherwise cured any and all defaults thereunder.

         4.5. Benefit Plans. Between the date hereof and the Closing Date, each Seller shall maintain in full force and effect the Benefit Plans as they pertain to such Seller's employees or former employees subject to modification based upon Buyer's due diligence, and, in connection therewith:

              4.5.1. Plan Changes. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code, no Seller shall adopt, terminate, amend, extend, or otherwise change any Benefit Plan without the prior written consent of Buyer, and each Seller shall give

Buyer prior written notice of such Seller's intention to take any such action required by law or necessary to continue the qualified status of any Benefit Plans as they pertain to such Seller's employees or its former employees; and

              4.5.2. Contributions and Payments. No Seller shall make, cause to be made, or agree to make any contribution, award, or payment under any Benefit Plans as they pertain to such Seller's employees or former employees, except at the time and to the extent required by the written terms thereof, without the prior written consent of Buyer.

         4.6. Notice of Change. Each Seller will promptly notify Buyer of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which such Seller or any of its employees, officers, directors, stockholders, or other representatives, has Knowledge which may alter the accuracy of completeness of any representation or warranty contained in Article 2 of this Agreement.

         4.7. No Discussions. Unless and until this Agreement is terminated pursuant to Article 13 hereof, no Seller will, and will not authorize or permit any of such Seller's employees, officers, directors, or other representatives to, enter into, participate in, request, solicit or engage in any discussions, negotiations, understandings, agreements or other communications with any person or entity other than Buyer relating to offers, inquiries, negotiations or proposals with respect to the sale of the assets or any capital stock of such Seller, or any type of business combination transaction. Each Seller will promptly notify Buyer of any such offer, inquiry, negotiation or proposal which it may receive. Notwithstanding the foregoing, the Sellers may engage in any discussions or negotiations with, or provide any information to, any person or entity in response to an unsolicited written acquisition proposal by such person or entity, if the board of directors of the Sellers determines in good faith that such acquisition proposal is reasonably expected to result in a superior proposal and the board of directors of the Sellers has been advised by counsel that the failure to take such action would reasonably be expected to violate such boards' fiduciary duties under applicable law.

         4.8. Publicity. The initial press release relating to the transactions contemplated hereby shall be a joint press release and thereafter each Seller and Buyer shall consult with one another in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency. The parties hereto shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law.

                                   ARTICLE 5

                      ACTIVITIES PRIOR TO CLOSING BY BUYER

         5.1. Best Efforts. Subject to the other conditions of this Agreement, Dacus and Buyer shall use their best efforts to cause the conditions listed in
Section 6.2 hereof to be satisfied on the Closing Date (as defined in Section 9.1).

         5.2. Access to Information. Buyer shall provide each Seller with information concerning Buyer's financing arrangements as well as other information reasonably requested by such Seller regarding Buyer's ability to consummate the transactions contemplated herein, as may be. No Seller shall disclose any such information to any other person or entity without the prior written consent of Buyer.

         5.3. Confidentiality. Except as otherwise required by law, or as may be necessary or appropriate to enforce Dacus' or Buyer's rights hereunder, Dacus and Buyer shall retain in confidence, and shall cause its advisors to retain in confidence, all information obtained pursuant to investigations made by Buyer or its advisors pursuant to Section 5.2 hereof (the "Confidential Information"). The parties agree that the Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Buyer or its advisors, (ii) was or becomes available to Buyer of its advisors on a non-confidential basis from a source other than a Seller or such Seller's representatives, provided that such source is not bound by a confidentiality agreement or (iii) was, or in the future is, developed independently by Buyer or its advisors without reference to the information furnished by such Seller or its representatives. The parties understand and agree that all of the Confidential Information supplied to Buyer or its advisors is provided on the understanding that such Confidential Information remains the property of each Seller and that all copies and originals will be returned to such Seller promptly upon its request after termination of this Agreement pursuant to Article 13 hereof. This Section 5.3 shall terminate upon consummation of the transaction contemplated hereby.

         5.4. Employees. Buyer assumes responsibility for taking all necessary action in connection with any requirements, if and as applicable to Buyer or Sellers, under the Worker Adjustment and Retraining Notification Act or similar foreign law ("WARN"). Buyer shall not take or fail to take any action which may cause Sellers to be in violation of WARN.

         5.5. Transfer of Licenses. Buyer assumes responsibility for taking all necessary action, at its own expense, to obtain, transfer, or continue any licenses, permits, or other governmental approvals necessary to the operation of the Business. Each Seller agrees to cooperate fully in the obtaining, transferring, or continuing of such licenses, permits, or approvals.

                                   ARTICLE 6

                         CONDITIONS PRECEDENT TO CLOSING

         6.1. Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transaction contemplated under this Agreement on the Closing Date (as defined in Section 9.1) shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date:

              6.1.1. Representations and Warranties; Compliance with Agreement. The representations and warranties of each Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and each Seller shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date and shall have delivered to the Buyer a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to Buyer and its counsel;

              6.1.2. Opinion of Counsel for the Sellers. Pepper Hamilton LLP, counsel for Sellers, shall have delivered to Buyer their favorable opinion, dated the Closing Date and in the form set forth in Exhibit 6.1.2;

              6.1.3. Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

              6.1.4. Required Consents. The parties (other than Sellers) to any other contract, commitment or agreement to which a Seller is a party, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of Sellers, and any governmental body or regulatory agency having jurisdiction over Buyer or Sellers, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval, which shall include all Consents;

              6.1.5. No Material Damage to Business. The Purchased Assets shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God;

              6.1.6. Approval of Buyer; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by Buyer, in the exercise of its reasonable judgment, and Buyer or its counsel shall have been furnished with certified copies, satisfactory in form and substance to Buyer in the exercise of its reasonable judgment, of all such corporate records of Sellers, and of the proceedings of such persons authorizing the execution, delivery and performance of this Agreement as Buyer shall reasonably require;

              6.1.7. Review of Records. Prior to Closing, Buyer shall have been permitted access to the facilities, books, and records of each Seller, including, without limitation, the opportunity to observe and verify the fixed assets and to review purchase orders and sales commitments open on the Closing Date pursuant to which each Seller is purchasing services, supplies, or other goods from third parties or pursuant to which such Seller is designing, manufacturing, selling, or providing services, products, or other goods to third parties, respectively, and the obligations of each Seller under which Buyer is assuming;

              6.1.8. Real Estate Leases. Snowmax shall have entered into an agreement with Buyer to lease the Snowmax Facility to Buyer under the terms and provisions of the lease agreement attached in Exhibit 6.1.8 hereto, and that certain Lease Agreement made and executed as of the 26th day of April, 1998, by and between Dacus, as "Landlord" and Astro Air Acquisition Corporation, as "Tenant" (the "Existing Astro Air Lease") shall be assumed by Buyer.

         6.2. Conditions to Obligation of Sellers to Close. The obligation of each Seller to consummate the sale of it assets on the Closing Date (as defined in Section 9.1) shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

              6.2.1. Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, Buyer shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have delivered to each Seller a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to each Seller and its counsel;

              6.2.2. Opinion of Counsel for the Buyer. Norman, Thrall, Angle & Guy, counsel for Buyer, shall have delivered to each Seller their opinion, dated the Closing Date and in the form set forth in Exhibit 6.2.2;

              6.2.3. Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened;

              6.2.4. Approval of Sellers; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by each Seller, in the exercise of their reasonable judgment, and each Seller shall have been furnished with certified copies, satisfactory in form and substance to such Seller in the exercise of their reasonable judgment, of all such records of Buyer and each Seller and of the proceedings of Buyer and each Seller authorizing their execution, delivery and performance of this Agreement as each Seller shall reasonably require; and

              6.2.5. Real Estate Lease. Buyer shall have entered into an agreement with Snowmax to lease the Snowmax Facility from Snowmax under the terms and provisions of the lease agreement attached in Exhibit 6.1.8 hereto, and the Existing Astro Air Lease shall be assumed by Buyer.

                                   ARTICLE 7

                                 INDEMNIFICATION

         7.1. By Sellers. To the extent and in the manner herein provided, Sellers shall, jointly and severally, indemnify, defend, and hold harmless Buyer from and against any and all damages, losses, fees, deficiencies, liabilities, penalties, costs, and expenses, including expenses related to investigation and defense including reasonable attorneys' fees (collectively, "Losses"), suffered or incurred by Buyer, resulting from, related to, or arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants of Sellers in this Agreement or from any misrepresentation in or omission from any Schedule to this Agreement, certificate, financial statement, or from any other document furnished or to be furnished to Buyer hereunder; (ii) any claims for the payment of Taxes; or (iii) the Retained Liabilities.

         7.2. By Buyer. From and after the Closing Date (as defined in Section 9.1), Buyer agrees to indemnify, defend, and hold harmless Sellers from and against (i) any and all Losses, suffered or incurred by Sellers, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Buyer in this Agreement;
(ii) any misrepresentation in or omission from any certificate or document furnished or to be furnished to Seller hereunder and any and all suits, actions, investigations, proceedings, demands, assessments, audits, judgments, and claims arising out of any of the foregoing; (iii) any and all Losses resulting from, related to, or arising out of the Assumed Liabilities; and (iv) any and all Losses, suffered or incurred by Sellers, resulting from, related to, or arising out of any debt, obligation, contribution or other liability arising from any failure or alleged failure by Sellers to comply fully with WARN.

         7.3. Procedures. Promptly after acquiring knowledge of any such Losses or claims arising out of the foregoing, a party who is entitled to indemnification under this Agreement (an "Indemnified Party"), shall give written notice thereof to the party who is required to provide indemnification under this Agreement (the "Indemnifying Party"); provided, however, that failure to give notice shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such Loss or Claim, (i) the Indemnifying Party shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided however that the Indemnifying Party shall have waived its right to contest its obligation to indemnify the Indemnified Party for all Losses or damages with respect to such claim; (ii) if the Indemnifying Party fails to assume such defense or counsel for the Indemnifying Party advises that there are issues which raise conflicts of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, the Indemnified Party may retain one counsel satisfactory to it, and the Indemnifying Party shall pay all reasonable fees and expenses of such counsel promptly as statements therefor are received; (iii) the Indemnifying Party shall receive from the Indemnified Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which any such Loss or claim may have arisen; and (iv) the Indemnifying Party shall not be liable for any settlement effectuated without its prior written consent.

         7.4. Limitations on Indemnity. Notwithstanding any of the foregoing, with respect to all claims under this Article 7 for Losses, (a) the total liability of the Indemnifying Party shall be limited to the Purchase Price, (b) the Indemnifying Party shall be liable for Losses only after the aggregate amount of claims relating to such Losses exceeds $100,000, and only to the extent of such excess, (c) the rights provided to the Indemnified Party shall only remain in effect until such date which is eighteen months after the Closing Date, and (d) the Indemnifying Party shall not be liable to the Indemnified Party for any misrepresentation, breach of any warranty or failure to fulfill any covenant or agreement herein if; in the event either or both of the Sellers is the Indemnifying Party, Dacus or Buyer shall have had Knowledge of the facts upon which such misrepresentation, breach or failure to fulfill is based at or prior to the Closing Date or, in the event either or both of Dacus or Buyer is the Indemnifying Party, Sellers shall have had Knowledge of the facts upon which such misrepresentation, breach or failure to fulfill is based at or prior to the Closing Date (as defined in Section 9.1). Notwithstanding that for purposes of the representations and warranties and conditions to closing set forth herein, Knowledge of Sellers is defined to include the knowledge of each of George B. Lemmon, Jr., Kirk E. Moore, Rex Dacus, and Richard Neal (as set forth in Section
2.7 hereof), inasmuch as Rex Dacus, and Richard Neal are the principals and/or managers of Buyer, the parties hereto further acknowledge and agree that in connection with any claim for indemnification in which the Knowledge of Sellers is relevant, such Knowledge shall not include the Knowledge of Rex Dacus or Richard Neal.

                                   ARTICLE 8

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties made by Sellers and Buyer in this Agreement or pursuant hereto shall survive the Closing (as defined in Section 9.1) hereunder, until the date which is eighteen months after the Closing Date (as defined in Section 9.1), notwithstanding any investigation made by or on behalf of Seller or Buyer prior to or after the Closing Date.

                                   ARTICLE 9

                                   THE CLOSING

         9.1. Time and Place. The closing (the "Closing") of the transactions contemplated hereby (the "Closing Date") shall be held on or before October 26, 2001 at 11:00 a.m. Eastern time, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, or at such earlier time as the conditions to closing in Article 6 shall have been satisfied and at such other place as shall be mutually agreeable to the Buyer and the Seller.

         9.2. Conduct at Closing.

              9.2.1. Conduct of Seller. Subject to the fulfillment of all of the conditions set forth in Section 6.2 and the delivery of all certificates and opinions required thereby, except such conditions, certificates, and opinions as may be waived by Buyer in writing, each Seller shall deliver to Buyer:

                     (a) such bills of sale, assignments and other instruments of transfer or conveyance in form and substance reasonably satisfactory to Buyer's counsel, as Buyer may reasonably request to convey to Buyer good and marketable title to the Purchased Assets owned by each Seller and otherwise to transfer all of such Seller's right, title and interest in and to the Purchased Assets;

                     (b) an amendment to each Seller's Articles of Incorporation certified by the Secretary of State amending the respective corporate names of Sellers to names dissimilar to "Astro Air," "Astro Air Coils" or "Snowmax";

                     (c) the certificate required by Section 6.1.1 hereof;

                     (d) the opinion of counsel required by Section 6.1.2 hereof; and

                     (e) a certificate dated the Closing Date and signed on behalf of each Seller by its Secretary attaching (a) (i) a true and correct copy of such Seller's Articles of Incorporation, (ii) a true and correct copy of the By-Laws of such Seller, (iii) the resolutions by the Board of Directors and the stockholders of such Seller authorizing the actions taken and authorizing the officers of such Seller to execute all documents and instruments to be executed and delivered by Seller in connection with the purchase of the assets, and (iv) certificates of good standing certified by the Secretaries of State or other appropriate officials of those states in which such Seller does business; and
(b) specimen signatures of the incumbent officers of such Seller executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement.

              9.2.2. Conduct of Buyer. Subject to the fulfillment of all of the conditions set forth in Section 6.1 and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by Sellers in writing, on the Closing Date, Buyer shall deliver to each Seller:

                     (a) evidence of the payment provided for in Section 1.2 hereof;

                     (b) such assumption agreements, in form and substance reasonably satisfactory to Seller's counsel, as Seller may reasonably request to evidence and effect Buyer's assumption of the Assumed Liabilities;

                     (c) the certificate required by Section 6.2.1 hereof;

                     (d) the opinion of counsel required by Section 6.2.2 hereof;

                     (e) a certificate dated the Closing Date and signed on behalf of Buyer by its Secretary attaching (a) (i) a true and correct copy of Buyer's Articles of Incorporation, (ii) a true and correct copy of the By-Laws of Buyer, (iii) the resolutions by the Board of Directors of Buyer authorizing the actions taken and authorizing the officers of Buyer to execute all documents and instruments to be executed and delivered by Buyer in connection with the purchase of the assets, and (iv) certificates of good standing certified by the Secretary of State of the State of Texas; and (b) specimen signatures of the incumbent officers of Buyer executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement.

                                   ARTICLE 10

                    CONDUCT OF SELLER AND BUYER AFTER CLOSING

         10.1. Post-Closing Conduct Generally. Buyer and Sellers shall cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to Buyer. In addition, after the Closing Date, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Purchased Assets or to confirm and perfect the Buyer's title to the Purchased Assets, and otherwise to accomplish the orderly transfer of ownership of the Purchased Assets to Buyer as contemplated by this Agreement.

                                   ARTICLE 11

                               BROKERAGE; EXPENSES

         Neither of the Parties, nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder, or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, certain consideration may be owed by the Sellers to the Bank of America, which consideration may fall within the purview of the preceding sentence but shall be the sole responsibility of the Sellers.

         Except as otherwise expressly provided in this Agreement, each party agrees to bear all the respective costs, fees and expenses of any character incurred by such party including all attorneys' fees and expenses, in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 12

                                      TAXES

         Sellers shall pay any applicable sales, documentary, use, filing, transfer, and other taxes payable as a result of the transfer of the Purchased Assets.

                                   ARTICLE 13

                                   TERMINATION

         13.1. Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

               13.1.1. Mutual Consent. By mutual consent of Sellers and the Buyer;

               13.1.2. Prior to Closing Date. By Sellers or Buyer if another shall have (a) misstated any representation or been in breach of any warranty contained herein or (b) been in breach of any covenant, undertaking or restriction contained herein and such misstatement of breach has not been cured by the earlier of (i) thirty (30) days after the giving of notice to such party of such misstatement or breach of (ii) the Closing Date, and in any event such other party shall not be in breach of such other party's obligations hereunder;

               13.1.3. By Either Party. Provided that such party is not in material default hereunder, by either party if the Closing does not occur on or before [October 26], 2001.

         13.2. Consequences of Termination. If this Agreement is validly terminated pursuant to Section 13.1 and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that if this Agreement is validly terminated pursuant to Section 13.1 and the transactions contemplated hereby are not consummated as described above, the provisions of Section 5.3 relating to the obligation of Buyer to keep confidential and not to use certain information obtained by it from Sellers and to return documents and copies thereof to Sellers and the provisions of Section 13.3 relating to responsibility for expenses shall survive. No party hereto shall have any liability to any other party in respect of a valid termination of this Agreement pursuant to Section 13.1.

         13.3. Expenses if No Closing. If the Closing does not occur and the transactions contemplated hereby are not consummated, then all costs and expenses incurred in connection with this Agreement shall be paid by the person incurring such expenses, i.e., by Buyer if incurred by Buyer and by Sellers if incurred by Sellers.

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1. Entire Agreement; Amendments. This Agreement, together with the Collateral Documents, constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.

         14.2. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         14.3. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         14.4. Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         14.5. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         14.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by facsimile, to such party's address (or to such party's facsimile number).

         If to Buyer, to:

                  Rex Dacus, President
                  Astro Air, Inc.
                  1653 N. Bolton
                  Jacksonville, TX  75766
                  Fax Number:  (903) 589-9411

         With a copy to:

                  Norman, Thrall, Angle & Guy
                  P.O. Box 1870
                  Jacksonville, TX  75766
                  Attention:  Mr. Joseph Angle, Esq.
                  Fax Number:  (903) 586-0524

         If to Astro Air Coils, Inc., or Snowmax, Incorporated, to:

                  Owosso Corporation
                  The Triad Building
                  2200 Renaissance Boulevard, Suite 150
                  King of Prussia, PA  19406
                  Attention:  George B. Lemmon, Jr., President
                  Fax Number:  (610) 275-5122

         With a copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  Philadelphia, PA 19103
                  Attention:  Elam M. Hitchner, III, Esq.
                  Fax Number:  (215) 981-4750

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

         14.7. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         14.8. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties hereto.

         14.9. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the Parties, and does not confer any rights on any other persons or entities.

         14.10. Governing Law. This Agreement shall be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania.

         14.11. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         14.12. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          ASTRO AIR COILS, INC.

                                          By: /s/ George B. Lemmon, Jr.
                                                   Title: President



                                          SNOWMAX, INCORPORATED

                                          By: /s/ George B. Lemmon, Jr.
                                                   Title: President



                                          ASTRO AIR, INC.

                                          By: /s/ George B. Lemmon, Jr.
                                                   Title: President



                                          /s/ Rex Dacus
                                          -----------------------------
                                          Rex Dacus

                             Exhibits and Schedules

Exhibits
--------

1.2.1         Promissory Note
1.2.2         Financing Note and Stock Pledge Agreement
6.1.2         Opinion of Counsel for the Buyer from Seller
6.1.8         Real Estate Lease
6.2.2         Opinion of Counsel for the Seller from Buyer

Schedules
---------

1.1.1(d)      Other Receivables (from Sellers)
1.1.2(d)      Inter-Company Receivables and Payables (from Sellers)
1.4           Sellers' Closing Date Net Working Capital
1.5           Allocation of Purchase Price (from Buyer)
2.1           Jurisdictions (from Sellers)
2.3           Consents (from Sellers)
2.4           Government and Third-Party Approvals (from Sellers)
2.5           Title to Purchased Assets (from Sellers)
2.6.1         Existing Contracts (from Sellers)
2.6.2         Purchased Leases (from Sellers)
2.7           Financial Statements
2.8           Undisclosed Liabilities (from Sellers)
2.9           Tax Deficiencies (from Sellers)
2.10          Litigation; Compliance with Laws (from Sellers)
2.11          Overtime, Back Wage, Vacation, Discrimination, and Occupational
              Safety Claims (from Sellers)
2.12          Insurance Policies
2.13          Contracts (from Sellers)
2.14          Transactions Since the Financial Statement Date (from Sellers)
2.15          Product Liability Claims (from Sellers)
2.16          No Changes Since the Financial Statement Date (from Sellers)
2.17          Material Books and Records (from Sellers)
2.18          Hazardous Substances (from Sellers)
2.19          Transactions With Affiliates (from Sellers)